Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Charles S. Roberts	September 19, 2008
Chief Executive Officer

Telephone: Fax:	(770) 394-6000 (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
ANNOUNCES RECEIPT OF WARNING LETTER
FROM AMERICAN STOCK EXCHANGE
DUE TO DEATH OF DIRECTOR

ATLANTA, GA – Roberts Realty Investors, Inc. (AMEX:RPI) announces that as a result of the death of director Dennis James on September 2, 2008, the company has received a warning letter from the American Stock Exchange (the Amex). The death of Mr. James left the company with only one independent director serving on its audit and compensation committees rather than the requisite two or more members. The company received the letter from the staff of the Amex on September 16, 2008 advising the company that it was not in compliance with Section 803(B)(2)(c) and Section 805(a) of the Amex Company Guide, in that Roberts Realty’s audit committee and compensation committees are comprised of only one director. In the letter, the Amex gave the company 75 days or until November 17, 2008 to regain compliance with the Amex requirements.

The staff of the Amex advised the company in the letter that the staff had determined not to apply at this time the continued listing evaluation and follow-up procedures specified in Section 1009 of the Amex Company Guide. The letter further noted, however, that because the company was not currently in compliance with the Amex continued listing standards, the letter constituted a “Warning Letter” pursuant to Section 1009(a)(i) of the Amex Company Guide and notice of failure to satisfy a continuing listed standard. The letter advised the company that failure to resolve the specified listing deficiency by November 17, 2008 would result in the staff assessing the company’s continued listing eligibility, including the application of the continued listing evaluation and follow-up procedures specified in Section 1009 of the Amex Company Guide and/or initiation of delisting proceedings.

Roberts Realty expects that its board of directors will appoint a new independent director to its board of directors, audit committee, and compensation committee by November 17, 2008, thereby regaining compliance with the Amex requirements.